Exhibit 99.1

UnionBanCal Corporation Announces Settlement With State of California Franchise
                                   Tax Board

    SAN FRANCISCO--(BUSINESS WIRE)--Dec. 8, 2006--UnionBanCal Corporation (NYSE:UB) announced that on December 4, 2006, its primary subsidiary, Union Bank of California (UBOC), was advised that the State of California Franchise Tax Board (FTB) approved a settlement between UBOC and the State of California to recover taxes paid for the calendar years 1989 through 1995. UBOC will receive a refund of tax and interest of approximately $113.7 million (approximately $72.6 million net of the effect of federal and state taxes applicable to the refund).

    The settlement was made in response to claims for refund filed by UBOC in 2001 with respect to the proper tax treatment of losses from loans and securities during 1989 through 1995. The losses were incurred by the group of affiliated corporations included in UBOC's California tax filing. After an initial denial of the claims by the FTB Audit Division, UBOC filed a suit for refund in San Francisco Superior Court. The settlement agreement settles all claims for the years at issue and the lawsuit will be dismissed.

    The refund will be included in net income in the fourth quarter of 2006.

    Based in San Francisco, UnionBanCal Corporation is a bank holding company with assets of $52 billion at September 30, 2006. Its primary subsidiary, Union Bank of California, N.A., had 320 banking offices in California, Oregon and Washington, and 2 international offices at September 30, 2006.

    CONTACT: UnionBanCal Corporation
             John A. Rice, Jr., 415-765-2998 (Investor Relations)
             Michelle R. Crandall, 415-765-2780 (Investor Relations)